UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TILE SHOP HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TILE SHOP HOLDINGS, INC.
14000 Carlson Parkway
Plymouth, Minnesota 55441
Telephone: (763) 852-2950

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 12, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Tile Shop Holdings, Inc. (the “Company”) on Tuesday, July 12, 2016, at 10:00 a.m. (Central Time) at the Company’s headquarters, located at 14000 Carlson Parkway, Plymouth, Minnesota 55441, for the following purposes:

1. To elect as Class I directors to hold office until the 2019 Annual Meeting of Stockholders, the following two nominees recommended by the Board of Directors: Chris R. Homeister and Peter J. Jacullo III.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

3. To hold a non-binding advisory vote on named executive officer compensation (a “Say-on-Pay” vote).

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is May 16, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Sincerely,

/s/ Chris R. Homeister

Chris R. Homeister
Chief Executive Officer and Director

Plymouth, Minnesota
May 26, 2016

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares. You may vote over the telephone or the Internet as instructed in this proxy statement. If you received a proxy card and voting instructions by mail, you may submit your proxy card by completing, signing, dating and mailing your proxy card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you already returned a proxy card or voted by proxy over the telephone or the Internet. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON July 12, 2016:

The Proxy Statement and Fiscal 2015 Annual Report to Stockholders are
available at https://materials.proxyvote.com/88677Q

i

TILE SHOP HOLDINGS, INC.
14000 Carlson Parkway
Plymouth, Minnesota 55441
Telephone: (763) 852-2950

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON July 12, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board”) of Tile Shop Holdings, Inc. (the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters, located at 14000 Carlson Parkway, Plymouth, Minnesota 55441, on Tuesday, July 12, 2016, at 10:00 a.m. (Central Time), including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the telephone or the Internet.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about May 26, 2016 to our beneficial owners and stockholders of record who owned our common stock at the close of business on May 16, 2016. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our beneficial owners and stockholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. Our stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates its election.

Why did I receive a full set of proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials instead of a Notice to beneficial owners or stockholders of record who have previously requested to receive paper copies of our proxy materials. If you are a beneficial owner or stockholder of record who received a paper copy of the proxy materials, and you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

You can choose to receive our future proxy materials electronically by visiting http://www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting http://www.proxyvote.com, sending an electronic mail message to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the Annual Meeting with respect to our beneficial owners and stockholders of record.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on May 16, 2016 will be entitled to vote at the Annual Meeting. On the record date, there were 51,498,838 shares of common stock of the Company outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on May 16, 2016, your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by completing, signing, dating and mailing your proxy card in the envelope provided, if you received paper copies of the proxy materials, or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on May 16, 2016, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of the following two nominees recommended by the Board to be Class I directors and to hold office until the 2019 Annual Meeting of Stockholders: Chris R. Homeister and Peter J. Jacullo III.

•	Ratification of the appointment by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

•	Approval, on a non-binding advisory basis, of the compensation paid to the Company’s named executive officers (a “Say-on-Pay” vote).

How do I vote?

You may either vote “For” all of the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, you may vote “For” or “Against” or abstain from voting. For the advisory vote on named executive officer compensation, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card (if you received paper copies of the proxy materials), vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. If you would like directions to the meeting location, please call 763-852-2950.

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If you received paper copies of the proxy materials, to vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Please have available the 12-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on July 11, 2016, to be counted.

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To vote over the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Please have available the 12-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on July 11, 2016, to be counted.

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you may have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of May 16, 2016. There is no cumulative voting for election of directors.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominees for director, “For” the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2016, and “For” the advisory vote on named executive officer compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the Internet?

This proxy statement and our fiscal 2015 Annual Report to Stockholders are available at https://materials.proxyvote.com/88677Q.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may submit a new vote by telephone or Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441.

•	You may attend the Annual Meeting and vote in person; however, simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How many votes are needed to approve each proposal?

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For Proposal 1, the election of Class I directors, the two nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy at the Annual Meeting and voting on the election of directors) will be elected. Only “For” votes will affect the approval of this proposal.

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To be approved, Proposal 2, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, must receive a “For” vote from the majority of shares present in person or by proxy at the Annual Meeting and voting on this proposal. If you “Abstain” from voting, it will have no effect on the approval of this proposal.

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Proposal 3, regarding named executive officer compensation, is an advisory vote, which means that the vote is not binding on the Company, the Board or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting.

What are “broker non-votes”?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have or does not exercise discretionary authority to vote (a “broker non-vote”). Shares constituting broker non-votes are not counted or deemed to have been voted on a non-routine matter at the Annual Meeting. Accordingly, broker non-votes have no effect on the election of directors in Proposal 1 or the Say-on-Pay in Proposal 3, because such proposals are considered non-routine matters. If you do not provide voting instructions to your broker, your broker will have discretion to vote your shares on Proposal 2, because the ratification of auditor appointment is considered a routine matter. Broker non-votes are counted as present for the purpose of determining a quorum at the Annual Meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 51,498,838 shares outstanding and entitled to vote. Thus, the holders of 25,749,420 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Proxies marked “Abstain” as well as broker non-votes will also be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the Annual Meeting.

When are stockholder proposals due for the 2017 Annual Meeting?

Any appropriate proposal submitted by a stockholder and intended to be included in the Company proxy statement and related proxy and presented at the 2017 Annual Meeting must be submitted in writing to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441, and received no later than January 28, 2017. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although our Board will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Additionally, pursuant to the advance notice provisions of the Company’s Bylaws, as authorized by applicable state law, in order for stockholders to present director nominations or other business at the 2017 Annual Meeting, a stockholder’s notice of such nomination or other business must be received by our Secretary at the same address no earlier than the close of business on March 14, 2017 and no later than the close of business on April 13, 2017 and must be in a form that complies with the requirements set forth in the Company’s Bylaws. You are advised to review the Company’s Bylaws for these requirements.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is divided into three classes, with each class serving staggered three-year terms. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified, subject to the director’s earlier death, resignation or removal.

The term of office of the Class I directors expires at the Annual Meeting. Adam Suttin, a current Class I director, has advised the Board that he will not be standing for reelection at the Annual Meeting. As such, the Nominating and Corporate Governance Committee recommended to the Board, and the Board has set the number of Class I directors at two and has nominated Chris R. Homeister and Peter J. Jacullo III for election at the Annual Meeting. Messrs. Homeister and Jacullo have been members of the Company’s Board since January 2015 and August 2012, respectively. If elected at the Annual Meeting, each of these nominees would serve until the 2019 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes cast in person or by proxy and entitled to vote on the election of directors. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the two nominees named above. If, prior to the meeting, it should become known that any of the nominees will be unwilling or unable to serve as a director after the meeting by reason of resignation, death, incapacity or other unexpected occurrence, the proxies will be voted “For” such substitute nominee as is determined by the Board or, alternatively, not voted for any nominee. The Board has no reason to believe that any nominee will withdraw or be unable to serve.

The following is a brief biography for the nominees for Class I director, the current Class I director not standing for reelection, and each person whose term of office as a Class II or Class III director will continue after the Annual Meeting.

Name	Age(1)	Position
Class I Director Nominees:
Chris R. Homeister	47	Director; President and Chief Executive Officer
Peter J. Jacullo III(2)(3)	61	Director
Current Class I Director, Not Standing for Reelection
Adam L. Suttin(2)	48	Director
Class II Directors:
Peter H. Kamin(2)(4)	54	Director
Todd Krasnow(3)(4)	58	Director
Class III Directors:
Christopher T. Cook(4)	48	Director
Robert A. Rucker	63	Director
William E. Watts(3)	63	Director; Chairman of the Board

(1)	As of the date of this proxy statement.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating and Corporate Governance Committee.

Directors and Nominees

Nominees for Election for a Three-Year Term Expiring at the 2019 Annual Meeting

Chris R. Homeister has been our President, Chief Executive Officer and a Director since January 1, 2015. From October 2013 through December 2014, Mr. Homeister was our Chief Operating Officer. From May 2012 through September 2013, Mr. Homeister was Chief Executive Officer and founder of Homeister Ventures LLC, a provider of consulting services for private equity, venture capital, retail, and consumer electronics firms. Prior thereto, from June 2009 through April 2012, Mr. Homeister served as Senior Vice President and General Manager of Best Buy Co., Inc.’s Entertainment Business Group, where he was responsible for all elements and the management of the business unit. From April 2005 to May 2009, he held various roles at Best Buy, including Senior Vice President of Digital Merchandising and Strategic Planning; Vice President of Merchandising, Mobile Electronics and Computing. Prior to Best Buy, Mr. Homeister held management positions at Gateway, Inc. and Amoco Oil Company. Mr. Homeister earned an M.B.A. from the University of Notre Dame and a B.B.A. in Finance from the University of Iowa. We believe Mr. Homeister is qualified to serve as a director because, as the Company’s Chief Executive Officer, he is familiar with the Company’s business and industry and is most capable of effectively identifying strategic priorities and leading the execution of strategy. Additionally, his past experience in leading global sourcing, merchandising, and retail expansion will benefit the Company as it executes its strategic plan.

Peter J. Jacullo III has served as a member of our Board since August 2012. Previously, Mr. Jacullo served as a member of The Tile Shop’s board of managers from December 2007 to August 2012. Since July 1987, Mr. Jacullo has been a self-employed investor and consultant, and he currently serves on the board of directors of various privately-held companies. Previously, Mr. Jacullo was a Vice President and Director of the Boston Consulting Group from May 1984 to July 1987, where he was also employed in various other capacities from May 1978 to May 1984. Mr. Jacullo holds an M.B.A. from the University of Chicago and a B.A. in Economics from Johns Hopkins University. We believe that Mr. Jacullo is qualified to serve on our Board in light of the continuity that he provides on our Board and his experience as a professional investor.

Director Not Standing for Reelection at the 2016 Annual Meeting

Adam L. Suttin has served as a member of our Board since August 2012. Previously, Mr. Suttin served as president of JWC Acquisition Corp. Mr. Suttin co-founded J.W. Childs Associates, L.P., a private equity investment firm, in 1995 and is a partner of that firm. From 1989 to 1995, Mr. Suttin was an investment professional at Thomas H. Lee Company. He is currently a member of the board of directors of Kosta Browne Winery, LLC, Esselte Ltd., Key Impact Sales & Systems, Inc., Shoe Sensation Inc., Comoto Holdings, Inc., Mattress Firm Holdings, Inc., and the NutraSweet Company. Mr. Suttin holds a B.S. in Economics from the Wharton School of the University of Pennsylvania and a B.A.S. in Engineering from the Moore School of Engineering of the University of Pennsylvania.

Directors Continuing In Office Until the 2017 Annual Meeting

Peter H. Kamin has served as a member of our Board since August 2012. Previously, Mr. Kamin served as a member of The Tile Shop’s board of managers from January 2012 to August 2012. Mr. Kamin is the founder of 3K Limited Partnership, an investment fund, and has served as its Managing Partner since January 2012. For the eleven years preceding the formation of 3K Limited Partnership, Mr. Kamin was a founding member and Managing Partner of ValueAct Capital. ValueAct Capital grew into a leading investment management organization during Mr. Kamin’s tenure. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment L.P. Peak was a limited partnership, organized to make investments in a select number of domestic public and private companies. Since May 2012, Mr. Kamin has been a director and member of the governance committee of MAM Software Group, Inc., a publicly-traded provider of business automation and ecommerce solutions for the automotive aftermarket. Mr. Kamin is also a director of several privately-held companies. Mr. Kamin previously served as a director of Ambassadors Group, Inc. from May 2012 to September 2015, of Rand Worldwide, Inc. from April 2012 to June 2015, of Adesa, Inc. from April 2007 to December 2011, and of Seitel, Inc. from February 2007 to December 2011, as well as previously serving as a director of several privately held companies. Mr. Kamin holds a B.A. in Economics from Tufts University and an M.B.A. from the Harvard University Graduate School of Business. Mr. Kamin is a trustee of Tufts University. We believe that Mr. Kamin is qualified to serve on our Board due to his significant experience as a director of publicly-traded companies and his substantial experience as an investor.

Todd Krasnow has served as a member of our Board since August 2012. Previously, Mr. Krasnow served as a member of The Tile Shop’s board of managers from January 2012 to August 2012. Mr. Krasnow has served as the president of Cobbs Capital, Inc., a private consulting company, since January 2005, and as marketing domain expert with Highland Consumer Fund, a venture capital firm, since June 2007. Previously, Mr. Krasnow was the chairman of Zoots, Inc., a dry cleaning company from June 2003 to January 2008 and chief executive officer of Zoots, Inc. from February 1998 to June 2003. He served as the executive vice president of sales and marketing of Staples, Inc. from May 1993 to January 1998 and in other sales and marketing positions for Staples, Inc. from March 1986 to May 1993. Mr. Krasnow is a director of Carbonite, a leading cloud back-up and recovery company, and is chairman of Carbonite’s compensation committee. Mr. Krasnow is also a director of Ecentria, a privately held online marketer of optical, outdoor, and camping gear, and Bakkavor, a UK-based, privately owned, maker of fresh prepared meals. Mr. Krasnow holds an M.B.A. from the Harvard University Graduate School of Business and an A.B. in Chemistry from Cornell University. We believe that Mr. Krasnow is qualified to serve on our Board due to his operating and management experience and his expertise in sales and marketing.

Directors Continuing In Office Until the 2018 Annual Meeting

Christopher T. Cook has served as a member of our Board since September 2014. Mr. Cook founded Sleep Experts, a Texas chain of mattress retail stores, and served as its Chief Executive Officer from 2004 until its acquisition by Mattress Firm in April 2014. Mr. Cook continued to serve as a strategy consultant to the Mattress Firm executive team until April 2016. Mr. Cook was also on the founding team of SiteStuff, a venture-backed e-commerce company and served as its Executive Vice President of Business Development until 2003. He currently serves on the board of Blink, Inc., and serves as an advisor to the Entrepreneurs Foundation of North Texas and the Family Place of Dallas. He is currently a member of the Young Presidents’ Organization. Mr. Cook has a B.B.A. in Finance from SMU Cox School of Business in Dallas, Texas. We believe that Mr. Cook is qualified to serve on our Board due to his in-depth involvement in founding and leading a company in the consumer retail industry and his experience creating scalable sales culture and scalable systems.

Robert A. Rucker has served as a member of our Board since June 2012 and was our Chief Executive Officer and President from June 2012 until December 2014. Previously, Mr. Rucker served as The Tile Shop’s Chief Executive Officer and President and as a member of its board of managers. Mr. Rucker holds a B.E.S. in Psychology and History from the University of Minnesota. We believe that Mr. Rucker is qualified to serve on our Board based on his historical knowledge of The Tile Shop as its founder.

William E. Watts has served as a member and Chairman of our Board since August 2012. Previously, Mr. Watts served as Vice President of JWC Acquisition Corp. Mr. Watts has been a partner of J. W. Childs Associates, L.P., a private equity investment firm, since June 2001. From 1991 to 2001, he was President and Chief Executive Officer of General Nutrition Companies. Prior to being named President and Chief Executive Officer, Mr. Watts held the positions of president and chief operating officer of General Nutrition, President and Chief Operating Officer of General Nutrition Center, and Senior Vice President of Retailing and Vice President of Retail Operations of General Nutrition Center. Mr. Watts currently serves as Non-Executive Chairman of the board of directors of Shoe Sensation, Inc., Lead Director of the board of directors of Mattress Firm Holdings, Inc., and a member of the board of directors of Comoto Holdings, Inc. Mr. Watts holds a B.A. in Social Science from the State University of New York at Buffalo. We believe that Mr. Watts is qualified to serve on our Board in light of his experience as a director of various companies and his experience as chief executive officer of a company with a well-known brand.

Information Regarding the Board of Directors and Corporate Governance

Independence of the Board of Directors

As required under the rules and regulations of the Nasdaq Stock Market (“Nasdaq”) a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, we have determined that Messrs. Cook, Jacullo, Kamin, Krasnow, Suttin, and Watts, representing six of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. Mr. Homeister, the Company’s Chief Executive Officer and President, is not an independent director by virtue of his employment with the Company. Mr. Rucker, an advisor to and previously Chief Executive Officer of the Company, is not an independent director by virtue of his past employment with the Company.

Board Leadership Structure

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer because we believe independent directors and management have different perspectives and roles in strategy development. The CEO is responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the CEO, sets the agenda for meetings of the Board and presides over meetings of the full Board. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our stockholders while recognizing the day-to-day management direction of the Company by the CEO.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, and the Board receives regular reports from members of senior management on areas of material risk to the Company, including without limitation operational, financial, legal, regulatory, strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s compensation policies, plans and arrangements. The Compensation Committee addresses risk by monitoring regulatory compliance with respect to compensation matters and by setting compensation in a manner that encourages accountability and is within the Company’s range of risk tolerance. The Compensation Committee does not undertake a formal “risk assessment.” The Audit Committee oversees our internal controls, conducts a regular review of the Company’s policies and processes with respect to risk assessment and risk management, including guidelines and policies to govern the processes by which the Company’s exposure to risk is handled, and oversees any transactions the Company may have with related persons in order to manage risks relating to potential conflicts of interest. The Nominating and Corporate Governance Committee manages risks associated with the composition and independence of the Board and matters covered by the Company’s Code of Business Conduct and Ethics (described below). The Nominating and Corporate Governance Committee also oversees succession planning for senior executives in order to manage transitions and the risks associated with an unplanned vacancy. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks and has overall risk management oversight responsibility.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. The Code of Business Conduct and Ethics is available on the “Investor Relations” section of our website, at http://investors.tileshop.com, under the “Governance Documents” heading. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the web address and location specified above.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the Board. All communications should be made via our investor relations telephone number or email address, as listed below. Email subject lines should prominently indicate whether the message is intended for the full Board, for non-management directors or for a specific director, and the Company’s Secretary will forward the communications as indicated. If no director is specified, the communication will be forwarded to the entire Board.

Tile Shop Holdings, Inc. Investor Relations
Phone: (763) 852-2950
Email: investorrelations@tileshop.com

Director Attendance at Annual Meetings of Stockholders

Directors’ attendance at the Annual Meeting provides stockholders with an opportunity to communicate with directors about issues affecting the Company. We encourage, but do not require, our directors and nominees for director to attend the Annual Meeting. All members of our Board attended the 2015 Annual Meeting of Stockholders.

Meetings of the Board of Directors

Our Board met four times between January 1, 2015 and December 31, 2015. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served and which were held during the period for which they were directors or committee members. In addition, the directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent, in accordance with the Company’s charter and bylaws and Delaware law.

Involvement in Certain Legal Proceedings

In October 2011, Mr. Kinder, our Senior Vice President – Operations, was involved in a domestic dispute. Mr. Kinder pled guilty to a charge of contributing to the need for child protection or services, which was deemed a misdemeanor.

Mr. Jacullo serves as a manager and secretary of BlueEarth Biofuels, LLC, which filed for bankruptcy in May 2014.

Committees of the Board of Directors

During the fiscal year ended December 31, 2015, the Board maintained three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table provides committee membership for fiscal 2015 for each of the committees of the Board:

Nominating
and Corporate
Name	Audit	Compensation	Governance
Christopher T. Cook			X*
Chris R. Homeister
Peter J. Jacullo III	X	X
Peter H. Kamin	X*		X
Todd Krasnow		X*	X
Robert A. Rucker
Adam L. Suttin	X
William E. Watts		X

Below is a description of each committee of the Board as such committees are presently constituted. Members of the committees serve until their resignation from the committee or until otherwise determined by our Board. The Board has determined that each current member of each committee meets the applicable SEC and Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process, the audit of our financial statements, the audit of internal controls over financial reporting and other information included in documents containing the audited financial statements. Among other matters, the Audit Committee evaluates our independent auditors’ qualifications, independence – as required under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees (AS 16), and receives from the independent auditors written disclosures regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditor’s independence. The Audit Committee also determines the engagement, retention, and compensation of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports to be filed with the SEC; assesses the performance of the independent auditors; approves the retention of the independent auditors to perform any proposed permissible non-audit services; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining, and investigating complaints received by us regarding accounting, internal accounting controls, or audit matters; monitors the rotation of partners of the independent auditors on our engagement team as required by law; reviews our critical accounting policies and estimates; and oversees any internal audit function. Additionally, the Audit Committee reviews and approves related person transactions and reviews and evaluates, on an annual basis, the Audit Committee’s charter and performance. Our independent registered public accounting firm and management each periodically meet privately with our Audit Committee.

The current members of our Audit Committee are Messrs. Jacullo, Kamin, and Suttin, with Mr. Kamin serving as the chair of the Audit Committee. The Board has not yet determined a replacement for Mr. Suttin on the Audit Committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Mr. Kamin is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. A description of Mr. Kamin’s experience is set forth above under “Directors.” Messrs. Jacullo, Kamin, and Suttin are independent directors as defined under the applicable rules and regulations of the SEC, NASDAQ and Public Company Accounting Oversight Board. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and is available on the “Investor Relations” section of our website, at http://investors.tileshop.com, under the “Governance Documents” heading. The Audit Committee met twelve times between January 1, 2015 and December 31, 2015.

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	Reviewed and discussed the audited financial statements with management and the independent auditors;
(2)	Discussed with the independent auditors the material required to be discussed by PCAOB Auditing Standard No. 16, Communications With Audit Committees, with and without management present; and
(3)

Received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence,  regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission.

Peter H. Kamin, Chair
Peter J. Jacullo III
Adam L. Suttin

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee also reviews and makes recommendations to the Board with respect to director compensation and administers the issuance of stock options and other awards under our equity compensation plans. The Compensation Committee reviews and prepares the necessary compensation disclosures required by the SEC. Additionally, the Compensation Committee reviews and evaluates, on an annual basis, the Compensation Committee’s charter and performance.

The current members of our Compensation Committee are Messrs. Jacullo, Krasnow and Watts, with Mr. Krasnow serving as the chair of the Compensation Committee. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC, NASDAQ and Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ, and which is available on the “Investor Relations” section of our website, at http://investors.tileshop.com, under the “Governance Documents” heading. The Compensation Committee met seven times between January 1, 2015 and December 31, 2015.

The Compensation Committee may approve executive compensation arrangements or, in its discretion, may recommend such matters to the full Board for approval. All executive compensation is based on assessments of executive performance, which are prepared by the Compensation Committee and submitted to the full Board for review and discussion. All Compensation Committee recommendations regarding director compensation are subject to approval by the full Board. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee; provided that the Compensation Committee is not permitted to delegate its responsibilities with respect to any executive compensation arrangements intended to comply with Section 162(m) of the Code by virtue of it being approved by a committee of “outside directors” or intended to be exempt from Section 16(b) under the Exchange Act by virtue of it being approved by a committee of “non-employee directors.”

No executive officers may be present during any Compensation Committee voting or deliberations with respect to our Chief Executive Officer’s compensation. Our Chief Executive Officer may, at the Compensation Committee’s discretion, be present during any other voting or deliberations regarding compensation of our other executive officers.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Jacullo, Krasnow, and Watts and consisted of these same members in the fiscal year ended December 31, 2015. None of our Compensation Committee members has ever been an executive officer or employee of the Company. None of our executive officers currently serves, nor in the past year has served, as a member of the Board or Compensation Committee (or other Board committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (“Governance Committee”) is responsible for making recommendations regarding corporate governance; identification, evaluation and nomination of candidates for directorships; and the structure and composition of our Board and committees thereof. In addition, the Governance Committee oversees our corporate governance guidelines, approves our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related person transactions reviewed by the Audit Committee, and oversees the Board self-evaluation process. Additionally, the Governance Committee reviews and evaluates, on an annual basis, the Governance Committee’s charter and performance.

The current members of our Governance Committee are Messrs. Cook, Kamin and Krasnow, with Mr. Cook serving as the chair of the Governance Committee. All of the members of our Governance Committee are independent under the applicable rules and regulations of NASDAQ. The Governance Committee operates under a written charter, which is available on the “Investor Relations” section of our website, at http://investors.tileshop.com, under the “Governance Documents” heading. The Governance Committee met three times between January 1, 2015 and December 31, 2015.

The Governance Committee considers the following criteria, among other criteria that it deems appropriate, in recommending candidates for service on the Board:

•	Personal and professional integrity;
•

Experience in corporate management, such as service as an officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly held company;

•	Experience in the Company’s industry;
•	Experience as a member of the board of directors of another publicly held company;
•	Academic expertise in the area of the Company’s operations;
•	Practical and mature business judgment, including the ability to make independent analytical inquires; and
•

The manner in which a candidate’s appointment to the Board would impact the overall composition of the Board with regard to diversity of viewpoint, professional experience, education, skill, race, gender and national origin.

In assessing director candidates, the Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Governance Committee does not have a formal diversity policy and does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote.

The Governance Committee will consider director candidates recommended by stockholders. The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.

To nominate a director for the 2017 Annual Meeting, stockholders must submit such nomination in writing to our Secretary at 14000 Carlson Parkway, Plymouth, Minnesota 55441 no later than the close of business on April 13, 2017, nor earlier than the close of business on March 14, 2017, provided, however, that in the event that the date of the 2017 Annual Meeting is advanced more than 30 days prior to July 12, 2017 or delayed more than 70 days following July 12, 2017, such notice must be received by the Company no earlier than 120 days prior to the 2017 Annual Meeting and no later than the later of 70 days  prior to the date of the 2017 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting was first made by the Company.. You are advised to review the Company’s Bylaws for requirements relating to director nominees.

VOTE REQUIRED

The Board recommends that you vote “For” each of the nominees to the Board set forth in this Proposal 1. Under our Bylaws, the election of each nominee requires the affirmative vote of a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the Annual Meeting at which a quorum is present.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Ernst & Young, LLP our principal accountants for the fiscal year 2015 and 2014:

	2015	2014
Audit Fees(1)	$595,000	$671,532
Audit-Related Fees(2)	-	-
Tax Fees(3)	-	-
All Other Fees(4)	-	-
	$595,000	$671,532

(1)	Audit Fees were principally for services rendered for the audit and/or review of our consolidated financial statements.
(2)	Audit-Related Fees includes fees for services rendered in connection with the filing of registration statements with the SEC, and the issuance of accountant consents and comfort letters.
(3)	Tax Fees consist of fees billed in the indicated year for professional services with respect to tax compliance, tax advice and tax planning.
(4)	All Other Fees consist of fees billed in the indicated year for other permissible work that is not included within the above category descriptions.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors. Notwithstanding the foregoing, separate Audit Committee pre-approval shall not be required (a) if the engagement for services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent auditor (the “Pre-Approval Policy”) as to matters within the scope of the Pre-Approval Policy or (b) for de minimus non-audit services that are approved in accordance with applicable SEC rules. The Audit Committee has determined that the rendering of the services other than audit services by its principal accountant is compatible with maintaining the principal accountant’s independence. All services rendered by the Company’s independent auditors were pre-approved by our Audit Committee expressly or pursuant to the Pre-Approval Policy.

VOTE REQUIRED

The Board recommends that you vote “For” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote on a nonbinding advisory basis regarding the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In accordance with the preference of our stockholders, as expressed in a non-binding advisory vote on the frequency of advisory votes on executive compensation at the 2013 Annual Meeting of Stockholders, the Company has determined to hold annual advisory votes on the compensation of the named executive officers.

We seek to closely align the interests of our named executive officers with the interests of our stockholders. We designed our compensation program to reward our named executive officers for their individual performance and contributions to our overall business objectives and for achieving and surpassing the financial goals set by our Compensation Committee and our Board.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2015 Summary Compensation Table and the other related tables and disclosures.”

While the Board and especially the Compensation Committee intend to carefully consider the results of the vote on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature. To the extent there is any significant vote against the compensation of our named executive officers in this Proposal 3, the Compensation Committee will evaluate what actions may be necessary to address our stockholders’ concerns.

VOTE REQUIRED

The Board recommends that you vote “For” the non-binding advisory resolution approving the compensation of our named executive officers, as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our policies and decisions with respect to the compensation of our executive officers named in the “Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. The “named executive officers” to whom this discussion applies are:

•	Chris R. Homeister, Chief Executive Officer;

•	Kirk L. Geadelmann, Chief Financial Officer;

•	Joseph Kinder, Senior Vice President – Supply Chain and Distribution; and

•	Carl Randazzo, Senior Vice President – Real Estate and Development.

All of our named executive officers served as executive officers during the entire 2015 fiscal year.

The biographies for the above-listed executive officers were provided in our Annual Report on Form 10-K. On February 29, 2016, we hired Lynda Stout as our Senior Vice President – Retail Stores. Ms. Stout’s biography is set forth below:

Lynda Stout has been our Senior Vice President – Retail Stores since February 2016. Prior to joining the Company, Ms. Stout was a Senior Vice President Retail for Heritage Home Group, LLC from March 2014 through February 2016. Ms. Stout also worked in various roles including Vice President and General Manager at Ethan Allen Retail, Inc. from February 2005 through March 2014. Ms. Stout holds a B.S. in Human Resources from West Virginia University.

Overview

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity, and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement, and teamwork that rewards commitment and performance and is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•	Align compensation incentives with our corporate strategies, business, and financial objectives and the long-term interests of our stockholders;
•	Motivate and reward executives whose knowledge, skills, and performance ensure our continued success; and
•	Ensure that total compensation is fair, reasonable, and competitive.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that each individual element, to some extent, serves each of our objectives. Further, while each of our executive officers has not been, and may not be, compensated with all individual compensation elements, we believe that the compensation provided to each individual executive officer is, and will be, consistent with the overall compensation philosophy and objectives set forth above.

Compensation Determination Process

We review executive compensation annually, including evaluating our philosophy and compensation programs as circumstances require. As part of this review process, we expect to apply the values and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our compensation remains competitive and that it is meeting our retention objectives in light of the cost to us if we were required to replace a key employee. In addition, we consider the results of non-binding advisory votes on executive compensation, commonly referred to as “say-on-pay” votes. At our 2015 Annual Meeting, we held a say-on-pay vote on the compensation of our named executive officers as described in the proxy statement for that meeting. Stockholders approved the compensation of the named executive officers by a favorable vote exceeding 99% of votes cast, including abstentions. We are mindful of the opinions of our stockholders and considered these results when deciding to retain our general compensation philosophy and core objectives for the upcoming fiscal year.

Prior to 2016, our Compensation Committee did not rely on a formal peer group when determining compensation, but made reference to general market data and considered establishing a group of comparable companies for this purpose. Additionally, our Compensation Committee considered engaging a compensation consultant to provide market data on a peer group of companies in our industry. We believe that such information, together with other information obtained by the members of our Compensation Committee would help ensure that our compensation program remains competitive. Beginning in 2016, our Compensation Committee engaged Willis Towers Watson as a compensation consultant and considered executive compensation metrics on a peer group of companies in our industry when assessing executive compensation.  We anticipate that our Compensation Committee will continue to make adjustments in executive compensation levels in the future as a result of this more formal market comparison process.

The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of such executives. As a result of the assessment by our Board of the roles and responsibilities of our Chief Executive Officer, there is a compensation differential between his compensation levels and those of our other named executive officers.

Executive Compensation Program Components

Base Salary.  Base salaries of our named executive officers are initially established through arm’s-length negotiation at the time an executive is hired, taking into account such executive’s qualifications, experience, and prior salary. Base salaries of our named executive officers are approved and reviewed periodically by our Chief Executive Officer, and in the case of our Chief Executive Officer’s base salary, by our Board, and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience, and sustained performance. Decisions regarding salary increases may take into account the executive officer’s current salary, equity or equity-linked interests, and the amounts paid to an executive officer’s peers within our Company. In making decisions regarding salary increases, we may also draw upon the experience of members of our Board with other companies. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

Our Chief Executive Officer, Mr. Homeister, was hired in October 2013 as our Chief Operating Officer at an annual base salary of $300,000. Effective January 1, 2015 and in connection with his promotion to Chief Executive Officer, Mr. Homeister’s annual base salary was increased to $400,000.

Our Chief Financial Officer, Mr. Geadelmann, was hired in August 2014 at an annual base salary of $210,000. In February 2015, the Compensation Committee approved an increase to the annual base salary of Mr. Geadelmann to $212,000.

In anticipation of the consummation of the Business Combination in August 2012, we entered into offer letter agreements with each of Messrs. Kinder and Randazzo, which provide for annual base salaries of $200,000 each. In February 2014, the Compensation Committee approved increases to the base salaries of Messrs. Kinder and Randazzo to $208,000 each, on an annualized basis, and in February 2015, the Compensation Committee approved increases to the base salaries of Messrs. Kinder and Randazzo to $212,000 each, on an annualized basis.

The actual base salaries earned by all of our named executive officers in 2015, 2014 and 2013 are set forth in the “Summary Compensation Table”. Upon joining the company in February 2016, Ms. Stout’s base salary was $310,000. In April 2016, the Compensation Committee approved increases to the base salaries effective April 1, 2016 of Mr. Homeister to $475,000, Mr. Geadelmann to $250,000, and Messrs. Kinder and Randazzo to $218,000.

2012 Omnibus Award Plan.  In June 2012, our Board and stockholders adopted an equity award plan, which became effective upon the consummation of the transaction in August 2012 pursuant to which we became a public company (the “Business Combination”), which is described in our Annual Report on Form 10-K. The principal purpose of the equity award plan is to attract, retain, and motivate selected employees, consultants, and directors. As initially adopted, the equity award plan provided for stock-based compensation awards. In February 2013, the Compensation Committee and the Board amended the equity award plan to authorize grants of performance-based awards. At the same time, the plan was renamed the 2012 Omnibus Award Plan (the “Omnibus Plan”). The Compensation Committee of our Board administers the Omnibus Plan, subject to the right of our Board to assume authority for administration or delegate such authority to another committee of the Board. Awards under the Omnibus Plan may be granted to individuals who are then our officers, employees, directors, or consultants or are the officers, employees, directors, or consultants of our subsidiaries.

Under the Omnibus Plan, 2,500,000 shares of our common stock were initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options and restricted stock awards. Subsequently, 2,500,000 shares of common stock were added to the Omnibus Plan effective January 1, 2013, pursuant to an automatic increase provision, that has since been eliminated.

In the event of a change of control, as such term is defined in the Omnibus Plan, the administrator may, in its sole discretion, accelerate vesting of awards issued under the Omnibus Plan such that 100% of any such award may become vested and exercisable. Additionally, the administrator has complete discretion to structure one or more awards under the Omnibus Plan to provide that such awards will become vested and exercisable on an accelerated basis. The administrator may also make appropriate adjustments to awards under the Omnibus Plan and is authorized to provide for the acceleration, termination, assumption, substitution, or conversion of such awards in the event of a change of control or certain other unusual or nonrecurring events or transactions.

The types of awards we intend to grant under the Omnibus Plan are as follows:

Cash Performance Awards.  In February 2013, 2014, and 2015, the Board and the Compensation Committee adopted specific performance targets and payout levels for each executive officer for the then-current fiscal year. Fiscal 2013 performance targets and payout levels for Mr. Homeister and fiscal 2014 performance targets and payouts for Mr. Geadelmann were determined upon commencement of employment with the Company. For fiscal 2013 and 2014, each of Messrs. Homeister, Geadelmann, Kinder and Randazzo was eligible to earn target cash incentive compensation equal to 50% of his base salary, based on our Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (Adjusted EBITDA) for the year. The target incentive compensation was payable if we achieved the Adjusted EBITDA target set forth in our budget. Each of Messrs. Homeister, Geadelmann, Kinder and Randazzo was entitled to receive a partial incentive payment if we achieved at least 85% of our budgeted Adjusted EBITDA, and an incentive of up to double the target incentive amount if we achieved 115% of our budgeted Adjusted EBITDA and attained targeted sales goals. For fiscal 2013, Mr. Homeister’s cash incentive arrangement was pro-rated for the partial year during which he was employed with the Company. For fiscal 2014, Mr. Geadelmann’s cash incentive arrangement was pro-rated for the partial year during which he was employed with the Company.

For fiscal 2015, Mr. Homeister was eligible to earn target cash incentive compensation equal to 75% of his base salary and each of Messrs. Geadelmann, Kinder and Randazzo was eligible to earn target cash incentive compensation equal to 50% of his base salary, all based on our Adjusted EBITDA for the year. The target incentive compensation was payable if we achieved the Adjusted EBITDA target set forth in our budget. Each of Messrs. Homeister, Geadelmann, Kinder and Randazzo was entitled to receive a partial incentive payment if we achieved at least 85% of our budgeted Adjusted EBITDA, and an incentive of up to double the target incentive amount if we achieved 115% of our budgeted Adjusted EBITDA and attained targeted sales goals.

The Compensation Committee reviews and certifies performance following the end of each fiscal year and may also consider discretionary factors when making awards. As a result of this review, for fiscal 2013, the Compensation Committee approved incentive awards in the amount of $30,000 to each of Messrs. Homeister, Kinder and Randazzo, partially based on the forgoing performance measures and partially based on discretion. The Compensation Committee did not approve any incentive awards based on the performance of the Company in fiscal 2014. For fiscal 2015, the Compensation Committee approved a payout of 55% of the target cash incentive compensation to Messrs. Homeister, Geadelmann, Kinder and Randazzo based on Company performance measures.

The cash bonuses for which our named executive officers were eligible in 2015 are set forth in the “Grants of Plan Based Awards in Fiscal Year 2015” table. The actual cash bonuses earned by all of our named executive officers in 2015, 2014 and 2013 are set forth in the “Summary Compensation Table.”

In March 2016, the Compensation Committee approved the 2016 executive compensation targets.  Mr. Homeister is eligible to earn target cash incentive compensation equal to 75% of his base salary.  Messrs. Geadelmann, Kinder, Randazzo, and Ms. Stout are eligible to earn target cash incentive compensation equal to 50% of their base salaries.  Messrs. Homeister, Geadelmann, Kinder, Randazzo, and Ms. Stout are entitled to receive a partial incentive payment if we achieve at least 90% of our budgeted Adjusted EBITDA, and an incentive up to double the target incentive amount if we achieve 110% of our budgeted Adjusted EBITDA.

Equity and Equity-Linked Incentives.  We intend to use equity incentive awards pursuant to our Omnibus Plan to link the interests of our named executive officers with those of our stockholders. The Omnibus Plan provides that the administrator may grant or issue stock options and restricted stock or any combination thereof. Stock options may be either nonqualified stock options or incentive stock options. We expect vesting of these equity incentive awards to be dependent in whole or in part on continued employment, in order to encourage the retention of our named executive officers through the vesting period of the awards. In some cases, vesting may also be partially based on the annual appreciation of our common stock. In determining the size of inducement and ongoing equity awards to our named executive officers, our Compensation Committee considers a number of internal factors, such as the relative job scope, the value of outstanding equity awards, individual performance history, prior contributions to us, and the size of prior awards, as well as external factors such as the levels of unvested equity awards held by our executive officers in relation to their peers at comparable companies. The Compensation Committee also intends to consider the foregoing factors for future awards.

In January 2015, we granted 150,000 non-qualified stock options to Mr. Homeister pursuant to the Omnibus Plan, which are subject to time-based vesting over a five-year period. The equity grants made to our named executive officers in 2015 are set forth in the “Grants of Plan Based Awards in Fiscal Year 2015” table and are discussed in the “Equity Grants” section of this item.

To date in 2016, we have granted 31,250 non-qualified stock options and 16,250 shares of restricted stock to Mr. Homeister, 12,500 non-qualified stock options and 6,500 shares of restricted stock to Mr. Geadelmann, and 9,375 non-qualified stock options and 5,000 shares of restricted stock to each of Mr. Randazzo and Mr. Kinder, all awarded under the Omnibus Plan. Additionally, upon joining the company in February 2016, we granted 100,000 non-qualified stock options to Ms. Stout, which were also awarded under the Omnibus Plan. The stock options granted to our named executive officers to date in 2016 contain service condition requirements and vest in five equal installments on the first five anniversaries of the grant date. The shares of restricted stock granted to date in 2016 contain service condition requirements and vest in five equal installments on the first five anniversaries of the grant date.

Retirement Savings.  All of our full-time employees, including our named executive officers, are eligible to participate in The Tile Shop 401(k) Retirement Plan. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $18,000 in 2015 (or $24,000 for employees over 50), and to have the amount of this reduction contributed to the 401(k) plan. In 2015, 2014 and 2013, we made a matching contribution of $0.25 for every $1.00 that each applicable employee contributed to the 401(k) plan, up to a maximum of 5% of such employee’s salary. Each year, this matching contribution vests as to 20% of the aggregate matching contributions for such employee, such that all past and future matching contributions will be vested after the employee has been employed by us for a period of five years.

Perquisites.   From time-to-time, we have provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating, and retaining executive talent. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and may consider providing additional perquisites in the future. There are no material perquisites to our named executive officers that are contractual obligations pursuant to written agreements. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

Tax Considerations.  Our Board considers the potential effects of Section 162(m) of the Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer and each of the next three most highly compensated executive officers (other than the Chief Financial Officer, if any), unless the compensation is “performance based” or based on another available exemption. We expect that our Compensation Committee will, where reasonably practicable, seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m), including by awarding stock options that satisfy the “qualified performance-based compensation” exception by virtue of being approved by a qualifying compensation committee of two or more outside directors, being issued pursuant to an underlying plan that sets the maximum number of shares that can be granted to any person within a specified period and compensating recipients based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is greater than or equal to the fair market value of the stock subject to the award on the grant date). In approving the amount and form of compensation for our executive officers in the future, our Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent. Specifically, the restricted stock granted to Mr. Homeister in October 2013 was not “performance based.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee of the Board of Directors:

Todd Krasnow, Chairman

Peter J. Jacullo III

William E. Watts

Summary Compensation Table for Fiscal 2015

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2013 through December 31, 2015 by each of the named executive officers for each year in which each was a named executive officer:

							Non-Equity
					Stock	Option	Incentive Plan
	Fiscal			Bonus	Awards	Awards	Compensation
Name and Principal Position	Year	Salary ($)		($)(1)	($)(2)	($)(2)	($)(3)	Total ($)
Chris R. Homeister(4)	2015	400,000		-	-	592,479	165,000	1,157,479
Chief Executive Officer	2014	300,000		-	-	294,430	-	594,430
	2013	75,000	(5)	30,000	1,447,000	2,740,180	-	4,292,180

Kirk L. Geadelmann(6)	2015	212,000		-	-	-	58,300	270,300
Chief Financial Officer	2014	81,932	(7)	-	-	492,340	-	574,272

Joseph Kinder	2015	212,000		-	-	-	58,300	270,300
Senior Vice President - Operations	2014	208,000		-	-	-	-	208,000
	2013	200,000		30,000	-	-	-	230,000

Carl Randazzo	2015	212,000		-	-	-	58,300	270,300
Senior Vice President - Real Estate	2014	208,000		-	-	-	-	208,000
and Development	2013	200,000		30,000	-	-	-	230,000

(1)	Represents incentive compensation earned in 2013 that was awarded at the discretion of the Compensation Committee.

(2)

The value of stock awards and options in this table represent the fair value of such awards granted or modified during the fiscal year, as computed in accordance with FASB ASC 718. The assumptions used to determine the valuation of the awards are discussed in Note 9 to our consolidated financial statements, included herein.

(3)

Represents incentive compensation paid based on the Company’s achievement of Adjusted EBITDA financial goals for fiscal 2015. See “Non-Equity Incentive Plan Compensation” below for additional discussion.

(4)	From October 1, 2013 through December 31, 2014, Mr. Homeister served as Chief Operating Officer. Effective January 1, 2015, Mr. Homeister serves as the Company’s Chief Executive Officer and President.

(5)	Includes pro rata base salary received by Mr. Homeister for services as Chief Operating Officer from October 1, 2013 through December 31, 2013.

(6)	Mr. Geadelmann was not a named executive officer in fiscal 2013.

(7)	Includes pro rata salary received by Mr. Geadelmann for services as Chief Financial Officer from August 12, 2014 through December 31, 2014.

Grants of Plan-Based Awards for Fiscal 2015

The following table sets forth certain information regarding grants of plan-based awards during the fiscal year ended December 31, 2015:

					All other
					option
					awards:		Exercise or	Grant date
					Number of		base price	fair value
					securities		of option	of stock
	Grant	Estimated possible payouts under			underlying		awards	and option
Name	Date	non-equity incentive plan awards ($)(1)			options (#)		($/Sh)	awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Chris R. Homeister	1/2/2015	-	-	-	150,000	(2)	8.73	592,479
Chris R. Homeister	N/A	15,000	300,000	600,000	-		-	-
Kirk L. Geadelmann	N/A	5,300	106,000	212,000	-		-	-
Joseph Kinder	N/A	5,300	106,000	212,000	-		-	-
Carl Randazzo	N/A	5,300	106,000	212,000	-		-	-
(1)

Performance bonus based on the Company’s achievement of Adjusted EBITDA financial goals for fiscal 2015. Mr. Homeister was eligible to earn target cash incentive compensation equal to 75% of his base salary, based on our Adjusted EBITDA for the year. Messrs. Geadelmann, Kinder and Randazzo were each eligible to earn target cash incentive compensation equal to 50% of their respective base salaries, based on our Adjusted EBITDA for the year. The target incentive compensation was payable if we achieved the Adjusted EBITDA target set forth in our budget. Messrs. Homeister, Geadelmann, Kinder and Randazzo were each entitled to receive a partial incentive payment if we achieved at least 85% of our budgeted Adjusted EBITDA, and an incentive of up to double the target incentive amount if we achieved 115% of our budgeted Adjusted EBITDA and attained targeted sales goals.

(2)	Represents options to acquire shares of common stock. These options will vest and become exercisable in five equal annual installments beginning on January 2, 2016 based on continued service.

Offer Letter Agreements

In October 2013, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Homeister setting forth the terms and conditions of his employment as our Chief Operating Officer. Pursuant to the offer letter agreement, Mr. Homeister is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he resigns for good reason, subject to execution of a full release in our favor. In such an event, Mr. Homeister is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change of control, Mr. Homeister is also entitled to full vesting acceleration with respect to any unvested equity awards if he is not offered employment by the successor entity, or if he is terminated without cause or constructively terminated prior to the first anniversary of the change of control. Effective January 1, 2015, we amended Mr. Homeister’s offer letter agreement to reflect his new title of Chief Executive Officer and President and to memorialize certain compensation changes related to his promotion. All other terms of his offer letter agreement remain unchanged.

In June 2014, as the result of arm’s length negotiations, we entered into an offer letter agreement with Mr. Geadelmann setting forth the terms and conditions of his employment as our Chief Financial Officer. Pursuant to the offer letter agreement, Mr. Geadelmann’s employment with the Company is at-will, and, upon a change in control, his unvested equity awards may be accelerated at the sole discretion of the Compensation Committee.

In June 2012, as the result of arm’s length negotiations, we entered into offer letter agreements with each of Messrs. Kinder and Randazzo, setting forth the terms and conditions of each such individual’s respective employment effective upon consummation of the Business Combination. Pursuant to the offer letter agreements, each of Messrs. Kinder and Randazzo is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he resigns for good reason, subject to execution of a full release in our favor. In such an event, each of Messrs. Kinder and Randazzo is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Upon a change of control, each of Messrs. Kinder and Randazzo is also entitled to full vesting acceleration with respect to any unvested equity awards if he is not offered employment by the successor entity, or if he is terminated without cause or is constructively terminated prior to the first anniversary of the change of control.

In connection with their offer letter agreements, each of Messrs. Homeister, Geadelmann, Kinder and Randazzo agreed not to compete, directly or indirectly, with us or solicit any of our employees or business contacts during the term of his employment and for a period of one year thereafter. Notwithstanding the foregoing, we may, at our election, extend the term of the non-compete and non-solicit obligations to which Messrs. Kinder and Randazzo are subject to for a period of two years following termination of employment, provided that we provide the applicable individual with continued payment of his base salary for twelve months (in lieu of six months) and an additional payment in an amount equal to twelve times (in lieu of six times) our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination.

Non-Equity Incentive Plan Compensation

In February 2015, the Board and the Compensation Committee adopted specific performance targets and payout levels for each executive officer for the then-current fiscal year. For fiscal 2015, Mr. Homeister was eligible to earn target cash incentive compensation equal to 75% of his base salary and each of Messrs. Geadelmann, Kinder and Randazzo was eligible to earn target cash incentive compensation equal to 50% of his base salary, all based on our Adjusted EBITDA for the year. The target incentive compensation was payable if we achieved the Adjusted EBITDA target set forth in our budget. Each of Messrs. Homeister, Geadelmann, Kinder and Randazzo was entitled to receive a partial incentive payment if we achieved at least 85% of our budgeted Adjusted EBITDA, and an incentive of up to double the target incentive amount if we achieved 115% of our budgeted Adjusted EBITDA and attained targeted sales goals. For fiscal 2015, the Compensation Committee approved a payout of 55% of the target cash incentive compensation to Messrs. Homeister, Geadelmann, Kinder and Randazzo based on Company performance measures.

Equity Grants

In January 2015, in connection with his promotion to Chief Executive Officer, the Board granted Mr. Homeister non-qualified stock options to purchase 150,000 shares of the Company’s common stock pursuant to the Omnibus Plan. The stock options are exercisable at 100% of the fair market value of the Company’s common stock on the effective date of grant, will vest in equal installments over a five-year period beginning on January 2, 2016, and expire seven years from the date of the grant.

To date in 2016, we have granted 31,250 non-qualified stock options and 16,250 shares of restricted stock to Mr. Homeister, 12,500 non-qualified stock options and 6,500 shares of restricted stock to Mr. Geadelmann, and 9,375 non-qualified stock options and 5,000 shares of restricted stock to each of Mr. Randazzo and Mr. Kinder, all awarded under the Omnibus Plan. The stock options granted to our named executive officers to date in 2016 contain service condition requirements and vest in five equal installments on the first five anniversaries of the grant date. The shares of restricted stock granted to date in 2016 contain service condition requirements and vest in five equal installments on the first five anniversaries of the grant date.

We have provided for the acceleration of vesting of equity awards granted to each of Messrs. Homeister, Kinder and Randazzo in the event of a change of control of our Company. In the event of a change of control, if the individual is terminated without cause or is otherwise constructively terminated prior to the first anniversary of the change of control, the vesting of any unvested awards will be accelerated in full immediately prior to such termination. We believe that these acceleration opportunities will further align the interests of our executives with those of our stockholders by providing our executives an opportunity to benefit alongside our stockholders in a corporate transaction.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2015

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers as of December 31, 2015:

	Option Awards								Stock Awards
					Equity
					Incentive						Market
					Plan				Number		Value of
		Number of			Awards:				of Shares		Shares or
		Securities	Number of		Number of				or Units		Units of
		Underlying	Securities		Securities				of Stock		Stock
		Unexercised	Underlying		Underlying				That		That
		Options	Options		Unexercised		Option	Option	Have Not		Have Not
	Grant	Exercisable	Unexercisable		Unearned		Exercise	Expiration	Vested		Vested
Name	Date	(#)	(#)		Options (#)		Price ($)	Date	(#)		($)
Chris R. Homeister	10/1/2013	100,000	100,000	(1)	-		28.94	10/1/2023	-		-
Chris R. Homeister	10/1/2013	-	-		-		-	-	25,000	(2)	410,000
Chris R. Homeister	2/13/2014	10,000	40,000	(3)	-		13.17	2/13/2021	-		-
Chris R. Homeister	1/2/2015	-	150,000	(4)	-		8.73	1/2/2022	-		-
Kirk L. Geadelmann	8/12/2014	20,000	80,000	(5)	-		10.93	8/12/2021	-		-
Joseph Kinder	8/21/2012	192,500	55,000	(6)	82,500	(7)	10.00	8/21/2022	-		-
Carl Randazzo	8/21/2012	192,500	55,000	(6)	82,500	(7)	10.00	8/21/2022	-		-

(1)	These options become exercisable in two equal annual installments beginning on October 1, 2016.
(2)	These shares of restricted stock will become unrestricted in two equal annual installments beginning on October 1, 2016.
(3)	These options become exercisable in four equal annual installments beginning on February 13, 2016.
(4)	These options become exercisable in five equal annual installments beginning on January 2, 2016.
(5)	These options become exercisable in four equal annual installments beginning on August 12, 2016.
(6)	These options become exercisable on August 21, 2016.
(7)	These options become exercisable on August 21, 2016 provided that the Company meets or exceeds certain annual stock price increase targets.

Option Exercises and Stock Vested for Fiscal 2015

None of the named executive officers exercised options during the fiscal year ended December 31, 2015. The following named executive officer had restricted common stock vest during the fiscal year ended December 31, 2015.

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired	Vesting ($)
Chris R. Homeister	12,500	151,625

Pension Benefits

The Company did not sponsor any defined benefit pension or other actuarial plan for its named executive officers during the fiscal year ended December 31, 2015.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was paid to or earned by the named executive officers during the fiscal year ended December 31, 2015.

Potential Payments Upon Termination or Change in Control

As discussed above in connection with each named executive officer’s offer letter agreement, each named executive officer, with the exception of Mr. Geadelmann, may be eligible to receive severance benefits in the event that his employment is terminated by the Company without cause or by the named executive officer for good reason. Additionally, each named executive officer, with the exception of Mr. Geadelmann, is entitled to full vesting of any outstanding equity awards in the event of a change of control, if the individual is not offered employment by the successor entity, or if the individual is terminated without cause or is otherwise constructively terminated prior to the first anniversary of the change of control. Upon a change of control, Mr. Geadelmann’s unvested equity awards may be accelerated at the sole discretion of the Compensation Committee.

The amounts payable to each of the named executive officers, assuming that each individual's employment had terminated on December 31, 2015, under each scenario are as follows:

	In Connection		By Company	By NEO for
	with a Change in		Not for Cause	Good Reason
Name	Control ($)(1)		($)(2)	($)(2)
Chris R. Homeister	3,126,737		205,118	205,118
Kirk L. Geadelmann	-	(3)	-	-
Joseph Kinder	788,168		111,118	111,118
Carl Randazzo	783,050		106,000	106,000

(1)

Represents lapse of the risks of forfeiture on all outstanding shares of restricted stock, in the case of Mr. Homeister, and full vesting of all outstanding options to purchase common stock, in the case of the other named executive officers.

(2)	Represents payments of six months of base salary and company-contributed health-insurance costs, with the exception of Mr. Randazzo who does not participate in company-sponsored health insurance.
(3)	In the event of a change in control, Mr. Geadelmann’s unvested equity awards may be accelerated at the sole discretion of the Compensation Committee.

DIRECTOR COMPENSATION

Each of our non-employee directors receives an annual fee of $100,000 and, in fiscal year 2015, the chairperson of our Board received an additional annual fee of $150,000, which will become an annual fee of $75,000 effective as of the Annual Meeting. Additionally, as of the Annual Meeting, the chair of the Audit Committee will receive an additional annual fee of $40,000 and the chairs of each of the Compensation Committee and Governance Committee will receive an additional annual fee of $15,000. The annual period for these fees runs based on the anniversary date of the Business Combination.

On August 21, 2014, each of Messrs. Kamin, Krasnow, Jacullo, Suttin, and Watts elected to receive compensation fully in the form of restricted common stock granted pursuant to the Omnibus Plan upon the anniversary of consummation of the Business Combination. The number of shares of our restricted common stock granted were equal to the quotient obtained by dividing (i) the amount of the annual fee payable to such non-employee director in the form of restricted stock, as set forth above, by (ii) the average closing price on NASDAQ of our common stock over 30 trading days immediately preceding the date of grant. Messrs. Kamin, Krasnow, Jacullo, and Suttin each received 9,270 shares of restricted stock. Mr. Watts received 23,176 shares of restricted stock. The risks of forfeiture for the restricted stock grants lapsed on August 21, 2015.

Upon his election to the Board on September 22, 2014, Mr. Cook elected to receive compensation fully in the form of restricted common stock granted pursuant to the Omnibus Plan upon anniversary of consummation of the Business Combination. Mr. Cook received 8,146 shares of restricted stock as director compensation in accordance with the above-described terms pro-rated to reflect his period of service on the Board. The risks of forfeiture for this restricted stock grant lapsed on August 21, 2015.

On August 21, 2015, Messrs. Cook, Krasnow, Jacullo, Rucker and Watts elected to receive compensation fully in the form of restricted common stock granted pursuant to the Omnibus Plan upon the anniversary of consummation of the Business Combination. Messrs. Kamin and Suttin had elected to receive compensation as one-half restricted stock and one-half cash compensation, payable quarterly. The number of shares of our restricted common stock granted were equal to the quotient obtained by dividing (i) the amount of the annual fee payable to such non-employee director in the form of restricted stock, as set forth above, by (ii) the average closing price on NASDAQ of our common stock over 30 trading days immediately preceding the date of grant. Messrs. Cook, Krasnow, Jacullo, and Rucker each received 7,205 shares of restricted stock. Messrs. Kamin and Suttin each received 3,602 shares of restricted stock. Mr. Watts received 18,012 shares of restricted stock. The risks of forfeiture for the restricted stock grants will lapse on August 21, 2016, contingent upon the applicable non-employee director’s continued service on our Board. If any restricted stock remains for which the risks of forfeiture have not lapsed at the time of a non-employee director’s termination of service on the Board, the Company has the option to purchase such shares of restricted stock at a price set forth in the agreements governing such restricted stock. As of December 31, 2015, Messrs. Kamin and Suttin had each received one payment of cash compensation for the period of August 21, 2015 through November 30, 2015.

Director Compensation Table for Fiscal 2015

The following table summarizes the compensation paid to each non-employee director in the fiscal year ended December 31, 2015:

	Fees Earned			All Other
	or Paid in		Stock Awards	Compensation
Name	Cash ($)		($)(1)(2)	($)		Total ($)
Christopher T. Cook	-		89,702	-		89,702
Peter H. Kamin	13,978	(3)	44,845	-		58,823
Todd Krasnow	-		89,702	-		89,702
Peter J. Jacullo III	-		89,702	-		89,702
Robert A. Rucker	-		89,702	34,635	(4)	124,337
Adam L. Suttin	13,978	(3)	44,845	-		58,823
William E. Watts	-		224,249	-		224,249

(1)	The table reflects the grant date fair value of the sole award to each director in fiscal 2015, as discussed in the narrative above.
(2)

The aggregate number of shares of restricted stock held by each of the directors listed in the table above as of December 31, 2015 was as follows: Messrs. Cook, Krasnow, Jacullo, and Rucker 7,205 shares each, Messrs. Kamin and Suttin 3,602 shares each, and Mr. Watts 18,012 shares. These shares of restricted stock were granted to the directors on August 21, 2015. The risks of forfeiture will lapse in full on August 21, 2016.

(3)

Represents one payment of $13,978 paid to each of Messrs. Kamin and Suttin in fiscal year 2015 for the period from August 21, 2015 to November 30, 2015 due to the election to receive in cash one-half of director compensation for the period from August 21, 2015 to August 21, 2016.

(4)

Represents payments received by Mr. Rucker as an employee of the Company from January 1, 2015 through July 31, 2015 and as a consultant to the Company from August 1, 2015 through December 31, 2015, pursuant to the amendment to terms of employment entered into between the Company and Mr. Rucker as of January 1, 2015 in connection with his transition away from the role of Chief Executive Officer and President.

Rule 10b5-1 Trading Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described below, since the beginning of our 2015 fiscal year, there have been no transactions, or series of transactions to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family, as used in Item 404 of Item S-K of the 1934 Act and interpreted by the SEC in related guidance (collectively, the “Related Persons”) had or will have a direct or indirect material interest.

We employ Adam Rucker, son of Robert A. Rucker, a member of our Board, as a Director of Information Technology. In fiscal 2015, we paid Adam Rucker a total of $127,158, consisting of $104,583 in base salary and $22,575 as a cash bonus, which cash bonus was earned in fiscal 2015 and paid in fiscal 2016. In February 2015, we granted an option to purchase 8,000 shares of our common stock to Adam Rucker at an exercise price per share of $8.45 that vests over a five year period. Adam Rucker was granted a second award in July 2015 of 1,916 stock options at a strike price of $14.19 that vest over five years. The combined grant date fair value of these awards was $43,538. Adam Rucker also received the standard benefits provided to other Company employees during 2015.

Compensation arrangements with our named executive officers and directors are described elsewhere in this proxy statement. There are no family relationships among any of our directors or executive officers. From time to time, the Company employs related persons and other family members of its officers and directors. Consistent with the policy described below, all such employment arrangements involving amounts exceeding $50,000 are reviewed by the Audit Committee. The Company may also sell products to related persons and related persons may purchase products or services from Company vendors for individual use. If such arrangements fall within the terms of the policy described below, they will also be reviewed by the Audit Committee.

Policies and Procedures for Related Person Transactions

Effective upon consummation of the Business Combination, our Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our Audit Committee and covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. While the policy covers related person transactions in which the amount involved exceeds $50,000, the policy states that related person transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act, and related SEC rules and regulations. Our Board determined to set the threshold for approval of related person transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act, and related SEC rules and regulations because we believe that it is appropriate for our Audit Committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000. Pursuant to this policy, our Audit Committee will consider (a) the relevant facts and circumstances of the related person transaction, including if the related person transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third-party, (b) the extent of the related person’s interest in the related person transaction, (c) whether the related person transaction contravenes the conflict of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, (d) whether the relationship underlying the related person transaction at issue is believed to serve the best interest of us and our stockholders, and (e) the effect that a director’s related person transaction may have on such director’s status as an independent member of the Board and eligibility to serve on committees of the Board pursuant to SEC rules and NASDAQ listing standards.

Each director, director nominee and executive officer will present to our Audit Committee each proposed related person transaction to which such director, director nominee or executive officer is a party, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Related party transactions do not include: (i) the payment of compensation by the Company to an executive officer or director of the Company; (ii) indebtedness due from a related person for transactions in the ordinary course of business; (iii) a transaction in which the interest of the related person arises solely from ownership of a class of securities of the Company where all holders of that class of securities receive the same benefit, on a pro-rata basis, from the transaction; or (iv) a transaction in which the rates or charges involved are determined by competitive bids. Additionally, certain types of transactions have been pre-approved by our audit committee under the policy as not involving a material interest. These pre-approved transactions include transactions in the ordinary course of business where the related party’s interest arises only: (a) from his or her position as a director of another entity that is party to the transaction; (b) from an equity interest of less than 5% in another entity that is party to the transaction; or (c) from a limited partnership interest of less than 5%, subject to certain limitations. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related party.

No director will be permitted to participate in the approval of a related person transaction for which he or she is a related party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 16, 2016, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of May 16, 2016. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Common stock subject to options currently exercisable or exercisable within 60 days of May 16, 2016 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group in which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership based on 51,498,838 shares of our common stock outstanding on May 16, 2016.

Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Tile Shop Holdings, Inc., 14000 Carlson Parkway, Plymouth, Minnesota, 55441.

	Number of Shares
	Beneficially
Name	Owned	Percent
5% Stockholders:
Tile Shop, Inc.(1)	5,802,428	11.3%
Nabron International, Inc.(2)	5,740,537	11.1%
Tremblant Capital Group(3)	4,704,484	9.1%
JWTS, Inc.(4)	4,441,180	8.6%
Franklin Resources, Inc.(5)	2,935,979	5.7%
Executive officers and Directors:
Chris R. Homeister(6)	211,150	*
Kirk L. Geadelmann(7)	26,500	*
Joseph Kinder(8)	197,500	*
Carl Randazzo(9)	197,500	*
Christopher T. Cook(10)	75,351	*
Peter J. Jacullo III(3)(11)	4,707,274	9.1%
Peter H. Kamin(12)	1,299,711	2.5%
Todd Krasnow(13)	188,704	*
Robert A. Rucker(2)(14)	6,059,633	11.8%
Adam L. Suttin(15)	456,450	*
William E. Watts(16)	148,327	*
All Executive Officers and Directors as a Group (12 persons)	13,568,100	26.1%

* Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)

Based on a Schedule 13D/A filed with the SEC on June 13, 2013 by The Tile Shop, Inc., a Minnesota corporation (“TS, Inc.”), and Robert A. Rucker (“Rucker”) and on Form 5 filed with the SEC on February 9, 2016 by Rucker. Rucker is the sole director of TS, Inc. and may be deemed to have sole voting and investment power over the securities held by TS, Inc.

(2)

Based on a Form 4 filed with the SEC on March 18, 2016 by Nabron International, Inc., a Bahamas company (“Nabron”), Raymond Long Sing Tang (“Tang”), Jill Marie Franklin (“Franklin”), and Louise Mary Garbarino (“Garbarino”). Tang, Franklin, and Garbarino are directors of Nabron and may be deemed to have shared voting and investment power over the securities held by Nabron. The business address of Nabron is 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, Monaco, 09 MC98000.

(3)	Based on a schedule 13G/A filed with the SEC on February 16, 2016 by Tremblant Capital Group (“Tremblant”). The business address of Tremblant is 767 Fifth Ave, New York, New York, 10153.
(4)

Based on a Schedule 13D/A filed with the SEC on June 13, 2013 by JWTS, Inc., a Delaware corporation (“JWTS”) and Peter J. Jacullo III (“Jacullo”). Jacullo is the sole director of JWTS and may be deemed to have sole voting and investment power over the securities held by JWTS. The business address of JWTS is c/o Peter J. Jacullo III 61 High Ridge Avenue, Ridgefield, Connecticut 06877.

(5)

Based on a Schedule 13G/A filed with the SEC on February 10, 2016 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, and Franklin Advisers, Inc. FRI delegates investment management authority over and voting rights with respect to certain of its beneficially owned securities to certain of its Investment Management Subsidiaries pursuant to investment management contracts. When FRI delegates such voting rights, FRI treats the Investment Management Subsidiary as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, each Investment Management Subsidiary reports on Schedule 13G that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise noted in the Schedule 13G. As a result, for purposes of Rule 13d-3 under the Act, the Investment Management Subsidiaries listed in the Schedule 13G may be deemed to be the beneficial owners of the securities reported. The business address of FRI is One Franklin Parkway, San Mateo, CA 94403-1906.

(6)

Includes 41,250 shares of restricted common stock held by Mr. Homeister and options to purchase 150,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 16, 2016.

(7)

Includes 6,500 shares of restricted common stock held by Mr. Geadelmann and options to purchase 20,000 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 16, 2016.

(8)

Includes 5,000 shares of restricted common stock held by Mr. Kinder and options to purchase 192,500 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 16, 2016.

(9)

Includes 5,000 shares of restricted common stock held by Mr. Randazzo and options to purchase 192,500 shares of common stock that are currently exercisable or will become exercisable within 60 days of May 16, 2016.

(10)	Includes 7,205 shares of restricted common stock held by Mr. Cook.
(11)	Includes 7,205 shares of restricted common stock held by Mr. Jacullo.
(12)

Includes 3,602 shares of restricted common stock held by Mr. Kamin, 7,453 shares of common stock held by the Peter H. Kamin Family Foundation (“Kamin Foundation”), 379,059 shares of common stock held by the Peter H. Kamin Revocable Trust dated February 2003 (“2003 Trust”), 228,216 shares of common stock held by the Peter H. Kamin Childrens Trust dated March 1997 (“1997 Trust”), 135,361 shares of common stock held by the Peter H. Kamin GST Trust (“GST”), and 160,723 shares of common stock held by 3K Limited Partnership (“3K” and, together with Mr. Kamin, Kamin Foundation 2003 Trust, 1997 Trust, GST, and 3K, the “Kamin Entities”). Mr. Kamin is a trustee of the Kamin Foundation, the sole trustee of the 2003 Trust, the sole trustee of the 1997 Trust, a trustee of GST, and sole general partner of 3K and may be deemed to have sole voting and investment power over the securities held by these entities.

(13)

Includes 7,205 shares of restricted common stock held by Mr. Krasnow, 2,600 shares of common stock held by Mr. Krasnow’s spouse, 10,000 shares of common stock held by Hobart Road Charitable Remainder CRUT (“Hobart Road”), 5,000 shares of common stock held by the Todd & Deborah Krasnow Charitable Remainder CRUT (“CRUT”), and 15,000 shares of common stock held by the Todd & Deborah Krasnow Foundation (“Krasnow Foundation”). Mr. Krasnow is a trustee of each of Hobart Road, the CRUT and the Krasnow Foundation and may be deemed to have sole voting and investment power over the securities held by these entities. Mr. Krasnow disclaims beneficial ownership of the shares of common stock held by his spouse, except to the extent of his pecuniary interest therein.

(14)	Includes 7,205 shares of restricted common stock held by Mr. Rucker that are subject to a repurchase option held by the Company.
(15)

Includes 3,602 shares of restricted common stock held by Mr. Suttin and 33,689 shares of common stock held by the Adam L. Suttin Irrevocable Family Trust. Mr. Suttin’s spouse is the trustee of the trust and Mr. Suttin disclaims beneficial ownership of the shares of common stock held by the trust, except to the extent of his pecuniary interest therein.

(16)	Includes 18,012 shares of restricted common stock held by Mr. Watts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, the officers, directors and greater than ten percent stockholders complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2015, except that Nabron International, Inc., a greater than ten percent shareholder, filed a Form 4 on September 15, 2015 to report nine sales of Company equity securities that occurred from May 18, 2015 through May 29, 2015.

FORM 10-K INFORMATION

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015 (WITHOUT EXHIBITS), ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO THE COMPANY’S SECRETARY AT 14000 CARLSON PARKWAY, PLYMOUTH, MINNESOTA 55441.

OTHER MATTERS

The Board and management know of no other matters that will be presented for consideration at the Annual Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the meeting or any adjournment of the meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

By Order of the Board of Directors

Chris R. Homeister

Chief Executive Officer and Director

Plymouth, Minnesota
May 26, 2016

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Chris R. Homeister   02 Peter J. Jacullo III

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Proposal 1 is to elect Class I directors to hold office until the 2019 Annual Meeting of Stockholders. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com

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TILE SHOP HOLDINGS, INC.
Annual Meeting of Stockholders
July 12, 2016 10:00 AM (Central Time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Chris R. Homeister and William E. Watts, and each of them individually, as attorneys and proxies, of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Tile Shop Holdings, Inc., a Delaware corporation, standing in the name of the undersigned with all the power which the undersigned would have if present at the Annual Meeting of Stockholders to be held on July 12, 2016, at 10:00 a.m. (Central Time) at the Company's headquarters, located at 14000 Carlson Parkway, Plymouth, MN 55441 and any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if present thereat, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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